Exhibit 99.1
FOR IMMEDIATE RELEASE

October 29, 2014

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Third Quarter Operating Results

DALLAS, TEXAS, October 29, 2014 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $10.8 million for the quarter ended September 30, 2014. For the nine months ended September 30, 2014, the Bank reported net income of $37.7 million.

Total assets at September 30, 2014 were $37.5 billion, compared with $33.7 billion at June 30, 2014 and $30.2 billion at December 31, 2013. The $3.8 billion increase in total assets for the third quarter was attributable primarily to increases in the Bank's advances ($0.6 billion) and its short-term liquidity portfolio ($3.0 billion). For the nine-month period ended September 30, 2014, the $7.3 billion increase in total assets was attributable primarily to increases in the Bank's advances ($2.8 billion) and its short-term liquidity portfolio ($4.2 billion).

Advances totaled $18.8 billion at September 30, 2014, compared with $18.2 billion at June 30, 2014 and $16.0 billion at December 31, 2013. During the second and third quarters, the Bank's lending activities expanded due to increased demand for loans at member institutions which the Bank attributes to improving economic conditions and more robust activity in the housing markets served by its members.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency mortgage-backed securities (MBS), totaled $4.9 billion at September 30, 2014 as compared to $5.1 billion at June 30, 2014 and $5.2 billion at December 31, 2013. The Bank's long-term available-for-sale securities portfolio, which is comprised primarily of U.S. agency and other highly rated debentures, totaled $6.1 billion at September 30, 2014 as compared to $5.6 billion at June 30, 2014 and $5.5 billion at December 31, 2013. During the third quarter of 2014, the Bank purchased approximately $0.6 billion of commercial mortgage-backed securities issued by government-sponsored enterprises. The Bank's short-term liquidity portfolio (comprised of non-interest bearing excess cash balances, overnight federal funds sold, overnight reverse repurchase agreements and U.S. Treasury Bills) increased from $4.5 billion at June 30, 2014 and $3.3 billion at December 31, 2013 to $7.5 billion at September 30, 2014.

The Bank's retained earnings increased to $690.1 million at September 30, 2014, from $680.4 million at June 30, 2014 and $655.5 million at December 31, 2013. On September 30, 2014, a dividend of $1.1 million was paid to the Bank's shareholders. Accumulated other comprehensive loss attributable to the non-credit portion of previous other-than-temporary impairment losses on the Bank's non-agency residential MBS holdings declined from $29.5 million at June 30, 2014 and $33.2 million at December 31, 2013 to $27.7 million at September 30, 2014. The unpaid principal balance of the Bank's investments in non-agency residential MBS totaled $187.0 million at September 30, 2014. Accumulated other comprehensive income (loss) attributable to net unrealized gains (losses) on the Bank's available-for-sale securities portfolio totaled $34.4 million, $29.5 million and ($0.9 million) as of September 30, 2014, June 30, 2014 and December 31, 2013, respectively.

Additional selected financial data as of and for the quarter and nine months ended September 30, 2014 is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended September 30, 2014 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Nine Months Ended September 30, 2014
(Unaudited, in thousands)

	September 30, 2014	June 30, 2014	December 31, 2013
Selected Statement of Condition Data:

Assets
Investments (1)	$15,218,258	$13,938,090	$13,130,343
Advances	18,758,139	18,245,870	15,978,945
Mortgage loans held for portfolio, net	75,692	80,791	91,110
Cash and other assets	3,432,513	1,386,549	1,021,426
Total assets	$37,484,602	$33,651,300	$30,221,824

Liabilities
Consolidated obligations
Discount notes	$17,433,491	$11,952,899	$5,984,530
Bonds	17,356,431	18,958,906	21,486,712
Total consolidated obligations	34,789,922	30,911,805	27,471,242
Mandatorily redeemable capital stock	4,655	3,779	3,065
Other liabilities	750,480	826,432	1,001,013
Total liabilities	35,545,057	31,742,016	28,475,320
Capital
Capital stock — putable	1,241,398	1,227,513	1,123,675
Retained earnings	690,146	680,383	655,470
Total accumulated other comprehensive income (loss)	8,001	1,388	(32,641)
Total capital	1,939,545	1,909,284	1,746,504
Total liabilities and capital	$37,484,602	$33,651,300	$30,221,824

Total regulatory capital (2)	$1,936,199	$1,911,675	$1,782,210

	For the Quarter Ended	For the Nine Months Ended
	September 30, 2014	September 30, 2014

Selected Statement of Income Data:

Net interest income	$27,527	$88,130
Other income	3,169	8,847
Other expense	18,664	55,038
AHP assessment	1,204	4,195
Net income	$10,828	$37,744

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of September 30, 2014, June 30, 2014 and December 31, 2013, total regulatory capital represented 5.17 percent, 5.68 percent and 5.90 percent, respectively, of total assets as of those dates.
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